Exhibit 99.1

Kaiser Aluminum Corporation Reports

Third Quarter 2023 Financial Results

Third Quarter 2023 Highlights:

o
Net Sales $744 Million; Conversion Revenue $357 Million
o
Net Income $5 Million; Net Income per Diluted Share $0.34
o
Adjusted Net Income $7 Million; Adjusted Income per Diluted Share $0.46
o
Adjusted EBITDA $48 Million; Adjusted EBITDA Margin 13.3%
o
Aerospace Conversion Revenue in-line with Expectations on Strengthened Demand
o
Continued Strong Liquidity of $574 Million as of September 30, 2023

FRANKLIN, Tenn., October 25, 2023 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced third quarter 2023 results.

Management Commentary

“We were pleased to report third quarter results largely within our expectations in a challenging market with adjusted EBITDA of $48 million increasing $19 million over the prior year period, slightly above our outlook,” said Keith A. Harvey, President and Chief Executive Officer. “Demand for our aerospace products remained robust as our operations have been recovering to meet or exceed pre-pandemic peak levels, which we believe will be attainable by the end of this year. We have continued to flex our available capacity to capitalize on strengthening aerospace demand as general engineering demand has remained soft. Demand for packaging persisted during the quarter but appeared to be slowing down. While beverage can destocking appears to be abating, we are now seeing coated food products, which make up a considerable amount of our shipments, enter into a destocking phase. We remain focused on improving profitability in our packaging products through strong contract management and a shift towards higher margin, coated products further enabled by our roll coat capacity expansion project. Despite market headwinds including rising inflationary costs and challenging, short-term demand issues impacting our operational efficiencies, we remain uniquely positioned to execute our long-term strategy given our strong market and liquidity positions and flexible cost structure to navigate complex operating environments.”

Third Quarter 2023 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	3Q23	2Q23	1Q23	4Q22	3Q22
Shipments (millions of lbs.)	299	314	299	302	282

Net sales	$744	$814	$808	$776	$749
Less hedged cost of alloyed metal[1]	(387)	(436)	(438)	(420)	(427)
Conversion revenue	$357	$379	$369	$356	$322

Realized price per pound ($/lb.)
Net sales	$2.48	$2.59	$2.70	$2.57	$2.66
Less hedged cost of alloyed metal	(1.29)	(1.38)	(1.47)	(1.39)	(1.52)
Conversion revenue	$1.19	$1.21	$1.23	$1.18	$1.14

As reported
Operating income (loss)	$19	$36	$19	$(22)	$3
Net income (loss)	$5	$18	$16	$(26)	$3
Net income (loss) per share, diluted[2]	$0.34	$1.14	$0.99	$(1.66)	$0.16

Adjusted[3]
Operating income	$20	$37	$20	$3	$3
EBITDA[4]	$48	$64	$47	$30	$29
EBITDA margin[5]	13.3%	16.8%	12.7%	8.4%	8.9%
Net income (loss)	$7	$20	$7	$(6)	$(3)
EPS, diluted[2]	$0.46	$1.26	$0.42	$(0.35)	$(0.21)

1.
Hedged Cost of Alloyed Metal for 3Q23, 2Q23, 1Q23, 4Q22, and 3Q22 included $380.0 million, $428.8 million, $436.7 million, $414.3 million, and $408.7 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $6.5 million, $6.8 million, $1.6 million, $6.1 million, and $18.4 million, in 3Q23, 2Q23, 1Q23, 4Q22, and 3Q22, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income (Loss).
2.
Diluted shares for EPS are calculated using the treasury stock method.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Third Quarter 2023 Financial Highlights

Net sales for the third quarter 2023 modestly decreased to $744 million compared to $749 million in the prior year period, reflecting a 6% increase in shipments offset by a 7% decrease in average selling price per pound. The decrease in average selling price reflected a 15% decrease in underlying contained metal costs, partially offset by a 4% increase in conversion revenue per pound.

Conversion revenue for the third quarter 2023 was $357 million, reflecting an 11% increase compared to the prior year period.

•
Conversion revenue for the Company’s aerospace/high strength applications was $134 million, reflecting a 72% increase resulting from a 69% increase in shipments over the prior year quarter. The improvement reflects continued strengthening demand for commercial aerospace applications.
•
Conversion revenue for packaging applications was $118 million, reflecting a 9% decrease due to ongoing destocking in the market, primarily for coated food products. Shipments increased 5% over the prior year quarter, reflecting the impact of the magnesium related declaration of force majeure during the third quarter 2022.
•
Conversion revenue for general engineering applications was $75 million, reflecting a 16% decrease resulting from a 24% decrease in shipments over the prior year quarter due to destocking at service centers, primarily for the Company's plate products.
•
Conversion revenue for automotive extrusions was $28 million, reflecting a 16% increase resulting from a 6% increase in shipments as well as improved pricing over the prior year quarter.

Reported net income for the third quarter 2023 was $5 million, or $0.34 income per diluted share, compared to net income and income per diluted share of $3 million and $0.16, respectively, in the prior year period. Excluding the impact of pre-tax, non-run-rate items of $3 million, adjusted net income was $7 million for the third quarter 2023, compared to adjusted net loss of $3 million in the prior year period. Adjusted income per diluted share was $0.46 for the third quarter 2023, compared to adjusted loss per diluted share of $0.21 for the third quarter 2022.

Adjusted EBITDA of $48 million in the third quarter 2023 increased $19 million compared to the prior year period and decreased $16 million compared to the second quarter 2023. Adjusted EBITDA as a percentage of conversion revenue was 13.3% in the third quarter 2023 compared to 8.9% in the prior year period and 16.8% in the second quarter 2023.

Cash Flow and Liquidity

Adjusted EBITDA of $158 million reported in the first nine months of 2023, cash on hand, and a $4 million change in working capital funded $120 million of capital investments, $33 million of interest payments and $38 million of cash returned to stockholders through quarterly dividends.

As of September 30, 2023, the Company had cash and cash equivalents of $45 million and borrowing availability under the Company's revolving credit facility of $529 million providing total liquidity of $574 million. There were no outstanding borrowings under the revolving credit facility as of September 30, 2023.

On October 12, 2023, the Company announced the declaration of a quarterly cash dividend of $0.77 per share which is payable on November 15, 2023 to stockholders of record as of the close of business on October 25, 2023.

Fourth Quarter 2023 Outlook

Kaiser remains well positioned in the current mixed demand environment as a key supplier in diverse end markets with multi-year contracts with strategic partners. Commercial aerospace demand is expected to continue to strengthen and meet or exceed record pre-pandemic 2019 levels by the end of 2023, with business jet, defense and space markets all remaining strong. In packaging, shipments are expected to decline as destocking has shifted to coated food products, along with anticipated fourth quarter seasonality, which will be partly offset by contractual minimums in place with its customers. General engineering demand is expected to decline due to continued plate destocking and the anticipated fourth quarter seasonal decline. In automotive, the Company expects the market to remain relatively consistent with the third quarter 2023 due to the anticipated fourth quarter seasonal decline and uncertainties from the UAW strike.

As a result, consolidated adjusted EBITDA in the fourth quarter 2023 is expected to be in line to slightly higher as compared to its adjusted fourth quarter 2022 results. The Company continues to believe its full year 2022 adjusted EBITDA represented the trough and remains cautiously optimistic its full year 2023 consolidated adjusted EBITDA and adjusted EBITDA margin will improve as it pursues cost reductions in its operations, improves manufacturing efficiencies and continues commercial actions to improve pricing.

The Company’s capital investment plans remain focused on supporting demand growth through capacity expansion, sustaining its operations, enhancing product quality and increasing operating efficiencies. Total capital investments in 2023 are expected to be in the range of $170 million to $180 million, the majority of which will be focused on growth initiatives, primarily reflecting investments in the new roll coat line at the Warrick facility.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 26, 2023, at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its third quarter results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813, and accessed internationally at (201) 689-8573. The conference call ID number is 13741354. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, reshoring, cyclicality, supply chain disruptions, and conditions that impact demand drivers in the aerospace/high strength, aluminum beverage and food packaging, general engineering, automotive and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies; and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2022. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Loss) (Unaudited)1

(In millions of dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$743.6	$748.9	$2,365.3	$2,651.9
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	665.2	694.9	2,114.7	2,459.2
Depreciation and amortization	27.2	25.8	79.9	80.4
Selling, general, administrative, research and development	30.5	25.2	92.4	82.9
Restructuring costs	1.6	—	4.2	—
Other operating charges, net	—	—	—	3.2
Total costs and expenses	724.5	745.9	2,291.2	2,625.7
Operating income	19.1	3.0	74.1	26.2
Other (expense) income:
Interest expense	(11.4)	(12.1)	(35.4)	(36.5)
Other (expense) income, net	(2.2)	12.7	8.9	7.4
Income (loss) before income taxes	5.5	3.6	47.6	(2.9)
Income tax provision	(0.1)	(1.1)	(8.0)	(0.3)
Net income (loss)	$5.4	$2.5	$39.6	$(3.2)
Net income (loss) per common share:
Basic	$0.34	$0.16	$2.48	$(0.20)
Diluted[2]	$0.34	$0.16	$2.46	$(0.20)
Weighted-average number of common shares outstanding (in thousands):
Basic	15,995	15,926	15,970	15,897
Diluted[2]	16,154	16,029	16,110	15,897

1.
Please refer to the Company's Form 10-Q for the quarter ended September 30, 2023 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the treasury stock method.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)1

(In millions of dollars, except share and per share amounts)

	As of September 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$44.6	$57.4
Receivables:
Trade receivables, net	351.5	297.2
Other	7.6	73.5
Contract assets	52.6	58.6
Inventories	488.6	525.4
Prepaid expenses and other current assets	39.5	30.5
Total current assets	984.4	1,042.6
Property, plant and equipment, net	1,057.5	1,013.2
Operating lease assets	34.6	39.1
Deferred tax assets, net	5.0	7.5
Intangible assets, net	51.1	55.3
Goodwill	18.8	18.8
Other assets	116.7	112.3
Total	$2,268.1	$2,288.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$243.2	$305.1
Accrued salaries, wages and related expenses	50.7	45.2
Other accrued liabilities	73.1	68.4
Total current liabilities	367.0	418.7
Long-term portion of operating lease liabilities	31.1	35.4
Pension and other postretirement benefits	79.4	69.3
Net liabilities of Salaried VEBA	17.0	16.5
Deferred tax liabilities	8.0	4.9
Long-term liabilities	85.5	74.7
Long-term debt, net	1,039.4	1,038.1
Total liabilities	1,627.4	1,657.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2023 and December 31, 2022; no shares were issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2023 and December 31, 2022; 22,849,104 shares issued and 16,013,818 shares outstanding at September 30, 2023; 22,776,042 shares issued and 15,940,756 shares outstanding at December 31, 2022	0.2	0.2
Additional paid in capital	1,100.4	1,090.4
Retained earnings	15.2	13.3
Treasury stock, at cost, 6,835,286 shares at both September 30, 2023 and December 31, 2022	(475.9)	(475.9)
Accumulated other comprehensive income	0.8	3.2
Total stockholders' equity	640.7	631.2
Total	$2,268.1	$2,288.8

1.
Please refer to the Company's Form 10-Q for the quarter ended September 30, 2023 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarterly
	3Q23	2Q23	1Q23	4Q22	3Q22
GAAP net income (loss)	$5.4	$18.3	$15.9	$(26.4)	$2.5
Interest expense	11.4	12.1	11.9	11.8	12.1
Other expense (income), net	2.2	2.5	(13.6)	1.0	(12.7)
Income tax provision (benefit)	0.1	3.0	4.9	(8.6)	1.1
GAAP operating income (loss)	19.1	35.9	19.1	(22.2)	3.0
Mark-to-market (gain) loss[1]	(0.3)	0.2	(0.1)	(0.5)	0.0
Restructuring cost	1.6	1.2	1.4	2.2	—
Acquisition charges[2]	—	—	—	—	(0.1)
Goodwill impairment	—	—	—	20.5	—
Other operating NRR loss[3,4]	—	—	—	3.2	—
Operating income, excluding operating NRR items	20.4	37.3	20.4	3.2	2.9
Depreciation and amortization	27.2	26.4	26.3	26.5	25.8
Adjusted EBITDA[5]	$47.6	$63.7	$46.7	$29.7	$28.7

GAAP net income (loss)	$5.4	$18.3	$15.9	$(26.4)	$2.5
Operating NRR items	1.3	1.4	1.3	25.4	(0.1)
Non-operating NRR items[6]	1.4	1.4	(13.1)	0.9	(7.3)
Tax impact of above NRR items	(0.7)	(0.8)	2.7	(5.5)	1.5
Adjusted net income (loss)	$7.4	$20.3	$6.8	$(5.6)	$(3.4)

Net income (loss) per share, diluted[7]	$0.34	$1.14	$0.99	$(1.66)	$0.16
Adjusted earnings (loss) per diluted share[7]	$0.46	$1.26	$0.42	$(0.35)	$(0.21)

1.
Mark-to-market (gain) loss on derivative instruments includes the (gain) loss on non-designated commodity hedges. Adjusted EBITDA reflects the (gain) loss realized of such settlements.
2.
Acquisition costs are non-run-rate acquisition-related transaction items, which include professional fees, as well as non-cash hedging charges recorded in connection with the Warrick acquisition.
3.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
4.
Other operating NRR items primarily represent the impact of adjustments to environmental expenses and net periodic post retirement service cost relating to Salaried VEBA.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
6.
Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
7.
Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computations in periods of net loss per share as their inclusion would have been anti-dilutive.